UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2026

RLI Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-09463	37-0889946
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9025 North Lindbergh Drive, Peoria, IL	61615
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (309) 692-1000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock $0.01 par value	RLI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Senior Notes Offering

On March 3, 2026, RLI Corp. (the “Company”) completed the public offering of $300 million in aggregate principal amount of its 5.375% Senior Notes due 2036 (the “Notes”). The Notes were issued pursuant to an indenture entered into on March 3, 2026 (the “Base Indenture”), as supplemented by a first supplemental indenture entered into on March 3, 2026 (the “First Supplemental Indenture”), in each case, between the Company and Computershare Trust Company, National Association, as trustee.

Interest on the Notes will be payable in arrears on June 1 and December 1 of each year they are outstanding, beginning on June 1, 2026. The Company may redeem the Notes, in whole or in part, at any time and from time to time prior to March 1, 2036 at a redemption price equal to the greater of 100% of the principal amount of the Notes to be redeemed or the “make whole” redemption price, plus accrued and unpaid interest, if any, to the date of redemption. The Company may redeem the Notes, in whole or in part, at any time and from time to time on or after March 1, 2036 at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date.

The Base Indenture and the First Supplemental Indenture contain certain restrictions, including a limitation that restricts the Company’s ability and its subsidiaries to, among other things, create liens on stock of certain subsidiaries, dispose of stock of certain subsidiaries and merge with other entities or sell assets. The Base Indenture and the First Supplemental Indenture do not restrict the Company or its subsidiaries from incurring additional indebtedness, paying dividends on its equity interests or purchasing or redeeming their equity interests, nor does it require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the Base Indenture and the First Supplemental Indenture do not contain any provisions that would require the Company to repurchase or redeem or otherwise modify the terms of the Notes upon a change in control or other events involving the Company. Events of default under the Indenture include (i) a default in the payment of principal of the Notes or, following a period of 30 days, of interest, (ii) a breach of the Company’s covenants or warranties under the Indenture and (iii) certain events of bankruptcy, insolvency or liquidation involving the Company.

The foregoing descriptions of the Base Indenture and the First Supplemental Indenture are qualified in their entirety by reference to the Base Indenture and the First Supplemental Indenture, copies of which are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Amended and Restated Credit Agreement

On February 26, 2026, the Company entered into an amended and restated credit agreement (the “A&R Credit Agreement”) between the Company and PNC Bank, National Association. The A&R Credit Agreement amends and restates the Company’s existing credit agreement, dated as of March 30, 2023, to, among other things, extend the maturity date to February 26, 2031, increase the aggregate commitment to $150 million, increase the size of the accordion feature to $50 million and amend the interest rates and certain fees.

The foregoing description of the A&R Credit Agreement is qualified in its entirety by reference to the A&R Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference hereunder.

Item 8.01. Other Events.

On February 26, 2026, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with BofA Securities, Inc. and PNC Capital Markets LLC, as representatives of the several underwriters listed therein, relating to the issuance and sale of the Notes. The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The offering of the Notes was made pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-293622). Opinion of counsel for the Company is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated February 26, 2026, among RLI Corp, BofA Securities Inc., and PNC Capital Markets LLC, as representatives of the several underwriters named on Schedule A thereto
4.1	Indenture, dated as of March 3, 2026, between RLI Corp. and Computershare Trust Company, National Association, as Trustee
4.2	First Supplemental Indenture, dated as of March 3, 2026, between RLI Corp. and Computershare Trust Company, National Association, as Trustee
4.3	Form of 5.375% Senior Notes due 2036 (included in Exhibit 4.2 above)
5.1	Opinion of Sidley Austin LLP regarding the validity of the Notes
10.1*	Amended and Restated Credit Agreement, dated as of February 26, 2026, between RLI Corp. and PNC Bank, National Association
23.1	Consent of Sidley Austin LLP (included in Exhibit 5.1)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain of the schedules and exhibits to the agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RLI CORP.

Date: March 3, 2026	By:	/s/ Jeffrey D. Fick
Jeffrey D. Fick
Chief Legal Officer